Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. REPORTS PERIOD FOUR AND POSITIVE FIRST QUARTER BLENDED SAME-STORE SALES

Both Brands Record Highest Period Four Average Unit Volumes in Recent History

CARPINTERIA, Calif. – May 28, 2008 – CKE Restaurants, Inc. (NYSE: CKR) announced today period four and first quarter same-store sales for the four and sixteen week periods ended May 19, 2008, for Carl’s Jr.® and Hardee’s®.

Brand	Period 4		First Quarter
	FY 2009	FY 2008	FY 2009	FY 2008
Carl’s Jr.	+4.2%	-0.9%	+3.9%	0.0%
Hardee’s	-1.0%	+0.6%	-0.6%	+1.8%
Blended	+1.8%	-0.1%	+1.8%	+0.9%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer said, “We are pleased to report positive period four and first quarter blended same-store sales of 1.8 percent.”

“Carl’s Jr. achieved a 4.2 percent same store sales increase in period four. On a two year cumulative basis, same-store sales have increased 3.3 percent. Carl’s Jr. continued to feature Chili Cheese Burgers and Chili Cheese Fries during the period. Our customers can order the burger with a single or double charbroiled beef patties, or our 100 percent Black Angus beef Six Dollar Burger™ patty. The burgers are topped with beef chili, American cheese, tomatoes, onions, pickles and mustard. Our Chili Cheese Fries are covered with the same beef chili, then topped with melted Jack and cheddar cheeses and served with a fork. The fries are available as a side item or can be added to any combo for an additional charge,” said Puzder. “As of the end of period four, the trailing 13-period average unit volume at Carl’s Jr. was $1,514,000, a $21,000 per unit increase since the end of fiscal 2008 and an all-time high for the brand. Average unit volumes for period four were higher than any comparable period four ever.”

“Some investors have expressed concerns regarding the state of our business in California given the current macroeconomic environment pressures on the consumer and ongoing discounting by our competitors. For the first quarter, not only did same-store sales at Carl’s Jr. increase by 3.9 percent versus flat results in the prior-year quarter, but same-store transactions (the metric used by the QSR industry for measuring traffic) increased by 1.9 percent.” Revenue for the first quarter from company-operated Carl’s Jr. restaurants (exclusive of franchise-related revenue and royalties) was approximately $195.3 million.

“Hardee’s recorded a 1.0 percent same store sales decrease in period four. On a two year cumulative basis, same-store sales have decreased 0.4 percent. Hardee’s introduced its latest ‘meat-as-a-condiment’ creation, the distinctively premium quality and premium priced Prime Rib Thickburger®, during part of the last week of the period. The product is made by topping a charbroiled, one-third pound, 100% Black Angus beef patty with thinly-sliced prime rib, horseradish sauce, Swiss cheese, and grilled onions all on a toasted Ciabatta roll. A cup of au jus is available for dipping upon request. Media support for the product began on the final day of the period,” Puzder continued. “The advertising for the product marks the debut of the unprecedented “Fake Restaurant” campaign, in which our advertising agency, Mendelsohn/Zien Advertising, actually built a fake, fine-dining restaurant to see if people would pay upwards of $14 for a Hardee’s Thickburger ... and they did. The campaign even has its own microsite online with a wealth of additional video content at www.FakeRestaurant.com. Hardee’s also featured the Jalapeno Thickburger during the period and the Chicken Fillet Biscuit during the breakfast daypart. As of the end of period four, the trailing 13-period average unit volume at Hardee’s was $959,000. In addition, Hardee’s period four average unit volume was higher than any comparable period four since fiscal 1995, which is as far back as we can check.”

“Hardee’s same-store sales for the first quarter decreased 0.6 percent on top of a 1.8 percent increase in the prior-year’s quarter.” Revenue for the first quarter from company-operated Hardee’s restaurants (exclusive of franchise-related revenue and royalties) was approximately $162.9 million.

For the first quarter, which consists of sixteen weeks, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s	$195.3 million $162.9 million

Total	$358.2 million

First Quarter Cost Trends

“Similar to last quarter, we are providing some general insight with respect to certain of our operating expenses for the first quarter. Investors should be aware we have yet to complete our review of the cost components for the full quarter, and that there may be other material trends or items which could adversely or positively impact operating expenses or our business in general.”

“On a consolidated basis, restaurant operating expenses in second quarter fiscal 2008 were 300 basis points higher than in second quarter of fiscal 2007. We narrowed this gap to 190 basis points in the third quarter of fiscal 2008 and 160 basis points in the fourth quarter of fiscal 2008. As set forth below, in the first quarter of fiscal 2009, we anticipate that we will further narrow the gap to between 30 and 60 basis points.”

“We continue to experience higher food costs at both our brands due to increased prices for dairy, potatoes, and oils, as well as higher wheat costs at Hardee’s. However, we have been able to minimize the impact of higher overall food costs through price increases and other actions we have taken to control food costs. As a result, we anticipate food and packaging costs as a percentage of company-operated revenue to be flat to 10 basis points higher than our results for the first quarter of fiscal 2008. In the prior year first quarter, food and packaging costs on a consolidated basis, were 29.3 percent of company-operated revenue.”

“We expect labor and employee benefits costs as a percent of company operated revenue to be flat to 10 basis points above our reported results for the first quarter of fiscal 2008. In the prior year first quarter, labor and employee benefit costs on a consolidated basis, were 29.0 percent of company-operated revenue.”

“We anticipate consolidated occupancy and other costs as a percent of company-operated revenue for the first quarter will be approximately 30 to 40 basis points higher than the results reported in the first quarter of fiscal 2008. In the prior year first quarter, occupancy and other costs on a consolidated basis, were 21.5 percent of company-operated revenue.”

“We expect interest expense for the first quarter to be approximately $4.4 million. This figure includes interest paid on our term loan and revolving credit facility as well as a $2.4 million favorable adjustment to mark-to-market the interest rate swap agreements we entered into during the third quarter of fiscal 2008.”

“We will report same-store sales results for period five of fiscal year 2009, ending June 16, 2008, on or about June 25, 2008.”

As of the end of its fiscal fourth quarter on Jan. 28, 2008, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,083 franchised or company-operated restaurants in 42 states and in 13 countries, including 1,141 Carl’s Jr. restaurants and 1,926 Hardee’s restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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